UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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DELCATH SYSTEMS, INC.

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PRELIMINARY COPY
SUBJECT TO COMPLETION AUGUST [•], 2006

August [•], 2006

Dear Fellow Delcath Shareholder:

      As you may know, merely three weeks after Laddcap Value Partners LP and its principal Robert Ladd (together, “Laddcap”) agreed to end its attempt to remove all of the directors of Delcath Systems, Inc. (the “Company” or “Delcath”), Laddcap is again seeking to remove your Board of Directors. Now, Laddcap is seeking to solicit written consents from Delcath shareholders in order to remove your duly-elected Board and replace them with a slate of nominees handpicked by Laddcap with suspect qualifications, including one nominee who filed for personal bankruptcy and another nominee who served on the board of directors of a public company during the period in which that company misstated earnings and subsequently filed for bankruptcy. Notwithstanding any other issues Laddcap has tried to manufacture to disparage Delcath and your Board, we believe Laddcap’s actions are driven by a singular purpose: to facilitate its own short-term interests and its selfish desire to extract a “quick profit” by selling the Company NOW—before the value of Delcath’s key product can be properly realized.

      Your Board believes Laddcap’s actions are not in the best interests of the Company’s shareholders, and we are committed to acting in the best interests of all of the Company’s shareholders. For the reasons described in the enclosed document, we believe that your current Board is better positioned than Laddcap’s handpicked nominees to maximize long-term shareholder value. Based on its experience and familiarity with the Delcath system, your Board believes that, if the Company obtains pre-market approval from the United States Food and Drug Administration, the value of the Company’s technology (and therefore the value of the Company) will be substantially increased beyond what could reasonably be expected to be obtained in a sale of the Company TODAY.

      We strongly urge you to reject Laddcap’s efforts to replace your Board. We believe that the Company’s existing Board of Directors—which is composed of a majority of independent directors—is better able to act in the best interests of all Company shareholders than Robert Ladd and Laddcap’s slate of handpicked nominees.

      You can reject Laddcap’s efforts to take control of your Company. First, do not sign Laddcap’s blue consent card. Second, if you have previously signed a blue consent card, you may revoke that consent by signing, dating and mailing the enclosed GOLD Consent Revocation Card immediately. Finally, if you have not signed Laddcap’s consent card, you can show your support for your Board by signing, dating and mailing the enclosed GOLD Consent Revocation Card. Regardless of the number of shares you own, your revocation of consent is important. Please act today.

      Thank you for your support.

Very truly yours,

Samuel Herschkowitz, M.D. Chairman of the Board Delcath Systems, Inc.

      If you have any questions about revoking any consent you may have previously granted or require assistance, please call:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Tel: (212) 929-5500
Fax: (212) 929-0308

Call Toll Free: 1-(800) 322-2885

PRELIMINARY COPY
SUBJECT TO COMPLETION AUGUST [•], 2006

August [•], 2006

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF DELCATH SYSTEMS, INC.
IN OPPOSITION TO
A CONSENT SOLICITATION BY ROBERT LADD
AND LADDCAP VALUE PARTNERS LP

      This Consent Revocation Statement is furnished by the Board of Directors (the “Board’’ or the “Board of Directors’’) of Delcath Systems, Inc., a Delaware corporation (“Delcath’’ or the “Company’’), to the holders of outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock’’), in connection with your Board’s opposition to the solicitation of written shareholder consents by Laddcap Value Partners LP and its principal Robert Ladd (together, “Laddcap’’).

      On July 27, 2006, less than three weeks after Laddcap entered into an agreement with the Company and withdrew its request for a special meeting of the Company’s shareholders to remove all Delcath directors, Laddcap commenced a new process to solicit written consents from all Delcath shareholders seeking to attempt to take control of your Board and the Company by removing your duly-elected directors and replacing them with a slate of nominees that was handpicked by Laddcap and includes Robert Ladd. Specifically, Laddcap is asking you to:

(1)	Remove, without cause, M.S. Koly, Samuel Herschkowitz, M.D., Mark A. Corigliano, Daniel Isdaner and Victor Nevins, who collectively comprise all of the current directors of the Company, and any other person or persons (other than the persons elected pursuant to Laddcap’s proposed action by written consent) elected or appointed to the Board prior to the effectiveness of Laddcap’s proposals;
(2)	Elect Jonathan A. Foltz, Michael Karpf, M.D., Robert B. Ladd, Paul William Frederick Nicholls and Fred S. Zeidman to fill the vacancies resulting from proposal 1; and
(3)	Repeal each provision of the Company’s Bylaws or amendments of the Bylaws adopted after December 31, 2005 and before the effectiveness of proposals 1 and 2.

      Your directors were selected for nomination through processes implemented by the Board in keeping with good corporate governance practices. Please see the discussion in this Consent Revocation Statement under the headings “Corporate Governance’’ and “Current Directors of Delcath Systems, Inc.–Meetings and Committees of the Board of Directors.’’ In contrast, Laddcap’s nominees have been handpicked by Laddcap. Laddcap’s obligation is to act in the best interests of Laddcap and its investors, not in the best interests of the Company and its shareholders.

      Your Board unanimously opposes the consent solicitation by Laddcap. Your Board, which is composed of a majority of independent directors, is committed to acting in the best interests of all of the Company’s shareholders and believes that it is better positioned than Laddcap’s handpicked nominees to maximize long-term shareholder value and to consider and respond to any business proposals presented to the Company.

      This Consent Revocation Statement and the enclosed GOLD Consent Revocation Card are first being mailed to shareholders on or about August [•], 2006.

      Your Board urges you not to sign any blue consent card sent to you by Laddcap but instead to sign and return the GOLD card included with these materials.

      If you have previously signed and returned the blue consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the blue consent card, we urge you to mark the “YES, REVOKE MY CONSENT’’ boxes on the enclosed GOLD

Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, your consent revocation is important. Please act today.

      If your shares are held in “street name,’’ only your broker or your banker can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a GOLD Consent Revocation Card on your behalf today.

      In accordance with Delaware law, the record date (the “Record Date’’) for the determination of the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to Laddcap’s consent solicitation is July 27, 2006. Only holders of record of Delcath Common Stock as of the close of business on the Record Date may execute, withhold or revoke consents with respect to Laddcap’s consent solicitation.

      THIS PRELIMINARY CONSENT REVOCATION STATEMENT IS BEING FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST [•], 2006.

      If you have any questions about giving your consent revocation or require assistance, please call:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Tel: (212) 929-5500
Fax: (212) 929-0308
Call Toll Free: 1-(800) 322-2885

Annex I   Certain Information Regarding Participants in This Consent Revocation Solicitation

Consent Revocation Solicited on Behalf of the Board of Directors of Delcath Systems, Inc.

i

FORWARD-LOOKING STATEMENTS

      Certain statements made in this Consent Revocation Statement, other reports, filings with the Securities and Exchange Commission (the “Commission”), press releases, conferences, or otherwise indicating the Company’s, the Board’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. Such risks, assumptions and uncertainties include, but are not limited to: uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Commission.

      The Company operates in a very competitive and rapidly changing environment. New risk factors can arise, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements.

      All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF THE LADDCAP CONSENT SOLICITATION

      As set forth in its preliminary consent solicitation materials filed with the Commission on August 1, 2006, Laddcap is asking you to vote on the following proposals:

(1)	To remove, without cause, M.S. Koly, Samuel Herschkowitz, M.D., Mark A. Corigliano, Daniel Isdaner and Victor Nevins, who collectively comprise all of the current directors of the Company, and any other person or persons (other than the persons elected pursuant to Laddcap’s proposed action by written consent) elected or appointed to the Board prior to the effectiveness of Laddcap’s proposals;
(2)	To elect Jonathan A. Foltz, Michael Karpf, M.D., Robert B. Ladd, Paul William Frederick Nicholls and Fred S. Zeidman to fill the vacancies resulting from proposal 1; and
(3)	To repeal each provision of the Company’s Bylaws or amendments of the Bylaws adopted after December 31, 2005 and before the effectiveness of proposals 1 and 2.

      We believe that all three of Laddcap’s proposals have a singular purpose: to facilitate Laddcap’s own short-sighted interests of seizing control and effecting a premature sale of the Company now—before the value of the Company’s key product can be properly realized, thereby enabling Laddcap to realize a “quick profit’’ on its recent purchases of Delcath Common Stock in order to boost the returns of its underperforming hedge fund. Your Board has unanimously determined that such a course of action would preclude full realization of the value of Delcath’s key product and would not be in the best interests of the Company or its shareholders.

REASONS TO REJECT LADDCAP’S CONSENT SOLICITATION PROPOSALS

      The three proposals proposed by Laddcap and its principal, Mr. Robert Ladd, are designed to enable Laddcap, through its handpicked nominees, to seize control of your Company and its Board, thereby preventing management from continuing its mission to increase shareholder value and bring the Delcath system to market through the execution of its current successful business strategy. We believe that Laddcap’s sole purpose in seeking control of the Company is to extract a “quick profit’’ on its recent purchases of Delcath shares by attempting to sell the Company NOW, before the value of Delcath’s key product can be properly realized. This is not in the best interests of the Company’s shareholders, but in Laddcap’s self-interest, so it may boost the returns of its underperforming hedge fund.1

      Shareholders are urged to consider the following points carefully:

1.	Your experienced management and Board have a proven track record of delivering results to Delcath’s shareholders and increasing shareholder value
•	Since May 15, 2003, near the completion of a public offering of the Company’s shares, through July 26, 2006, the day before Laddcap commenced its consent solicitation, the market value per share of the Company’s Common Stock has continued to grow, increasing by approximately 916%.

•	On July 17, 2006, the Company announced in its quarterly update to shareholders that the Phase II Melphalan Multi-Histology trial continues successfully to recruit new patients, particularly in the Neuroendocrine arm of the study, which has enrolled 9 of the 15 patients needed to evaluate whether or not to pursue the full Phase II study, and that the Company recently received provisional approval of a new cancer-fighting patent.

1 The annual return for Mr. Ladd's hedge fund for 2006 through April 2006 was 5.1%, for all 2005 was –1.7%, and for 2004 was 0.7%, each considerably below the performance of the rest of the market. Source: Laddcap Value Partners LP April 2006 update to investors. Annual return for S&P SmallCap 600 for 2006 through April 2006 was 12.52%, for all 2005 was 6.65%, and for 2004 was 21.59%.

•	On February 21, 2006, the Company entered into a Special Protocol Assessment and Agreement with the United States Food and Drug Administration (the “FDA’’), a significant step toward obtaining final FDA approval. The Company currently is undertaking its final clinical studies on the way to obtaining FDA approval.

•	On May 11, 2005, the Company announced that it had been granted fast-track status by the FDA for its novel system for delivering high dose chemotherapy to specific organs and body regions for treating metastatic melanoma in the liver with melphalan, a currently approved anticancer agent. The FDA’s fast-track program is rarely granted and is designed to facilitate development and expedite the review of new drugs or, in the case of Delcath, a new drug-device combination having the potential to treat illnesses which currently lack adequate therapy.

2.	Laddcap’s takeover attempt will destabilize the Company and its stock price and will result in NO EXPERIENCED MANAGEMENT IN PLACE TO RUN THE COMPANY

•	Both Mr. Koly and Dr. Herschkowitz have been associated with Delcath for more than 15 years as members of the Board and for over seven years as officers at Delcath. Together, they have led Delcath on a stable, consistent, and deliberate path to a treatment for liver cancer, developing deep, long standing relationships with the National Cancer Institute (“NCI’’) and administrators of the various Delcath trial sites along the way. The significant institutional knowledge residing in, and the key relationships developed by, senior management at Delcath are critical to the continued effective execution of Delcath’s business strategy and crucial to shepherding Delcath’s novel system through the regulatory approval regime. Each of Mr. Koly and Dr. Herschkowitz has over 15 years of experience interacting with, and guiding products through, the FDA, while, on the other hand, Laddcap’s handpicked nominees appear to lack any discernible experience with the FDA process.

•	Laddcap’s consent solicitation statement provides that “If this consent solicitation is successful, at least immediately after the completion of the consent solicitation, Mr. Koly would remain as the President and CEO of Delcath and Dr. Herschkowitz would remain Delcath’s Chief Technical Officer, although they would not remain as members of the Board.’’ In the event Laddcap’s handpicked nominees succeed in taking control of the Board, both Mr. Koly and Dr. Herschkowitz have indicated to the Board that they would be unwilling to remain as employees of the Company upon the removal of the current Delcath directors, which will leave NO EXPERIENCED MANAGEMENT IN PLACE TO PURSUE THE CONTINUED DEVELOPMENT OF THE DELCATH SYSTEM. Mr. Koly and Dr. Herschkowitz feel that once the current Delcath Board is replaced with Laddcap’s handpicked nominees, they effectively will no longer have the support and confidence of the Board necessary to continue to pursue Delcath’s long term business strategy, and they will have no other option but to depart for good reason. The Company believes, and Laddcap’s consent solicitation statement concedes, that none of Laddcap’s nominees is capable of running the daily affairs of the Company, much less executing upon and implementing the Company’s business strategy. It is for this reason, the Company believes, that Laddcap seeks to retain Mr. Koly and Dr. Herschkowitz to continue to lead Delcath.

•	While Laddcap purports to offer nominees well-suited to being Delcath directors, Mr. Ladd has no plan to manage the Company after Laddcap takes control. Even Laddcap recognized the tenuous situation created by its own consent solicitation by stating: “It should be noted, that Mr. Ladd, by virtue of this consent solicitation, is not seeking to change the current management of Delcath.’’ If Laddcap feels that the current Board lacks “the necessary experience to guide Delcath in the future,’’ shareholders should wonder why Laddcap seeks to retain two members of the current Board as members of management.

3.	Your Board listened to shareholder comments at the Company’s 2006 Annual Meeting and has responded with results and new initiatives

•	As previously announced, in response to the shareholder proposal to retain the services of a nationally known investment bank and/or merger advisory firm with experience in the medical device industry to assist the Company in exploring additional strategic alternatives, Delcath has been seeking to retain an investment bank. The Company has been interviewing several well-known and respected investment banks and expects to announce in the near future that it has retained one. The Company looks forward to and will carefully consider the independent outside advice of the retained investment bank to help Delcath continue to maximize long-term value for its shareholders.

•	Also as previously announced, the Board has initiated a search for two highly-qualified new independent candidates for the Board who can provide access to additional opportunities in the clinical field and/or have significant expertise in research and clinical trials. Prior to the commencement of Laddcap’s consent solicitation, the Board was in the process of interviewing a number of candidates and was well on track to meeting its goal of having one new director in place by the end of the third quarter of 2006 and a second new director in place by the end of 2006. However, since the launch of Laddcap’s consent solicitation to remove the entire duly-elected Board, the Company’s efforts have been hampered by the fact that any new director appointed during the third quarter will be subject to removal shortly after their appointment by virtue of Laddcap’s consent solicitation. As a result, Laddcap’s consent solicitation has effectively obstructed the Company’s efforts to add additional independent expertise to your Board, as shareholders had requested at the Annual Meeting.

•	Throughout the second quarter and since the Annual Meeting, management has held multiple meetings and conference calls with various institutional investors in Boston, New York City, Maryland, Philadelphia and Montreal. Meetings have also been scheduled with research analysts that have expressed interest in initiating coverage of Delcath in order to increase the Company’s exposure to the broader capital markets.

•	The Board has recently instituted a more robust shareholder communications plan to ensure that our existing shareholders are better and more frequently apprised of our progress. In addition to more frequent and timely communications, Delcath intends to provide shareholders with regular quarterly update releases distributed through one of the major newswires after the close of each reporting period. Keeping with its commitment, the first quarterly update was delivered to shareholders on July 17, 2006.

4.	DO NOT BE FOOLED. The Company believes that Laddcap’s true intention in commencing its consent solicitation is to seize control of your Company and facilitate a quick sale of the Company in order to bolster the returns of Laddcap’s underperforming hedge fund

•	On October 17, 2005, Laddcap filed a Schedule 13D with the SEC indicating that Laddcap had become the holder of 5.1% of the outstanding shares of Delcath stock and that Laddcap may, among other things, “seek to cause the Company to merge with or into, consolidate with, transfer all or substantially all of its assets to, or otherwise engage in any business combination with, one or more other parties.’’

•	On January 5, 2006, Laddcap submitted a shareholder proposal for inclusion in the Company’s Proxy Statement for its Annual Meeting recommending that the Board immediately retain the services of a nationally recognized investment banking and/or merger advisory firm with expertise in the medical device industry to assist the Company in exploring a potential sale to or business combination with a third party.

•	On June 9, 2006, Laddcap sent a letter to shareholders announcing its engagement of what Laddcap called “investment banking firms’’ with “decades of experience,’’ named Glocap Funding LLC (“Glocap’’) and Fulcrum Global Partners LLC (“Fulcrum’’), to provide a valuation of the Company, which the Company believes was designed to facilitate its sale. Laddcap’s letter stated further that “Our Advisors are boutique investment banking firms assisting companies in (i) raising private equity and mezzanine capital (ii) advising on mergers and acquisitions, joint ventures, recapitalizations and restructurings and (iii) providing fairness opinions.’’ Shareholders should question why Laddcap would hire an investment banking firm purportedly specializing in advising on mergers and acquisitions to put a valuation on the Company if not in anticipation of putting the Company up for sale at the earliest opportunity. Further, while Laddcap appears to have relied heavily on Fulcrum for its purported investment banking expertise, Fulcrum, in fact, did not have “decades of experience’’; rather, its press releases indicated that it was formed in 2001 and did not even engage in traditional investment banking activities. Further, it closed down its entire research division in December of 2005. In fact, on June 6, 2006, one day before Fulcrum issued its valuation opinion on the Company, the New York Post reported that Fulcrum had “shut its books and resigned from the National Association of Securities Dealers’’. Additionally, since neither Fulcrum nor Glocap requested or were provided access to the Company’s confidential books and records, the valuations prepared by Fulcrum and Glocap are based on incomplete information.

•	For these reasons, while Laddcap’s consent solicitation statement purports to set out future business plans for the Company, the Company believes that the reality is that as soon as Laddcap’s handpicked nominees take over the Board, the Company will be put up for sale and the Company’s shareholders will forever surrender the opportunity to (i) find an effective treatment for cancer of the liver and (ii) obtain pre-market approval from the FDA and see the value of the Company’s technology (and therefore the value of the Company) increase substantially beyond what could reasonably be expected to be obtained in a sale of the Company today prior to FDA approval.

5.	Laddcap’s business plans for the Company offer nothing new and reflect a lack of understanding of and experience with the intricacies involved in shepherding a novel cancer-fighting system through the FDA regulatory process

•	In its consent solicitation statement, Laddcap states that “the Unaffiliated Slate anticipates Delcath: with the support of the National Cancer Institute (NCI), seeking to establish at least two additional sites for Delcath’s ongoing Phase III trial’’. Laddcap fails to realize that adding additional sites is not something that can be forced upon the NCI. With guidance from the Board, the Company’s management has developed a long-standing relationship with the NCI and the principal investigator and several administrative and clinical staff members at the University of Maryland, a potential new site for the Melphalan Phase III trial. In the event Laddcap’s nominees seize control of the Company, Delcath’s current management will have no choice but to leave the Company and the critical relationships that have been nurtured over the past year with the University of Maryland will be destroyed, leaving the promising expansion to that site in serious jeopardy. The Company believes that these types of critical dangers inherent in Laddcap’s takeover attempt could seriously and permanently retard and impair the upward direction of the Company’s stock price and deprive shareholders of the value they deserve.

•	Laddcap’s consent solicitation statement states that its nominees will review “whether continuing to devote resources to the Doxorubucin Phase III trials undermines the Melphalan Phase III trial treating the same patient population.’’ This statement reflects a fundamental misunderstanding of the relationship between the two trials. The NCI has no control over the Doxorubucin trials and the Doxorubucin trials are an effective parallel, not conflicting, track that are being used to show the effectiveness of the Delcath system. In fact, the Phase I and II Doxorubucin trials have produced compelling results in melanoma. Delcath shareholders should question whether they want Laddcap’s handpicked nominees, who evidently misunderstand the nature of Delcath’s clinical trials, running their Company.

•	Laddcap’s consent solicitation statement further states that its nominees will consider “establishing a collaboration with a filter expert to improve and customize the filters for use within the Delcath system, as well as for future filter variations to address alternative uses of Delcath’s device.’’ THIS IS NOTHING NEW. In fact, the Company already has been pursuing this for some time. However, in the event Laddcap’s handpicked nominees seize control of the Board, the work the Company has already done in connection with filter collaboration likely will be lost and the Company’s efforts in this area will be lost as well.

	•	Laddcap’s consent solicitation statement further states that its nominees will consider “testing the feasibility of using its device in the treatment of Hepatitis C’’. THE COMPANY ALREADY HAS BEEN PURSUING THIS FOR SOME TIME. In fact, in its letter to shareholders on June 27, 2006, the Company stated that “The Board believes that these additional applications, as well as the use of the Delcath technology in the treatment of Hepatitis as part of its “platform strategy’’, will greatly increase the overall value of the Delcath technology and generate significant long-term value for Delcath shareholders during the years to come.’’ In furtherance thereof, Mr. Koly has for some time been engaged in a dialogue with the NCI about testing the feasibility of the Delcath system in the treatment of Hepatitis.

	•	The Company believes that because Laddcap’s handpicked nominees do not have a sufficient grasp of Delcath’s business and the mechanics of its clinical trials, it has not been able to offer any new ideas for Delcath shareholders. Instead, it has recycled programs already underway at Delcath and therefore exposed its one true purpose: to facilitate a quick sale of the Company. YOUR BOARD KNOWS BETTER. LET YOUR BOARD CONTINUE TO WORK FOR YOU IN ENHANCING SHAREHOLDER VALUE AND FIGHTING AGAINST CANCER.

6.		Laddcap has neglected to disclose the dubious qualifications of its handpicked Board nominees.

•	The Company believes that Laddcap’s slate of handpicked nominees is less concerned about the long-term prospects of the Company and more focused on seizing control of, and selling, the Company for a “quick profit’’ at the earliest opportunity. While Laddcap’s consent solicitation statement describes its proposed slate of nominees as “unaffiliated,’’ your Board believes that all of them have been handpicked by Laddcap simply to facilitate Laddcap’s attempt to force an ill-advised sale of the Company and to prevent the Company from executing its current successful business strategy and new initiatives, all of which were designed to benefit all of Delcath’s shareholders.

•	Mr. Robert Ladd. Laddcap is asking you to elect its principal, Robert Ladd, to the Company’s Board of Directors. Mr. Ladd has no discernible expertise in research and clinical trials and has no discernible experience in the clinical field or with medical device or development stage companies. In fact, Mr. Ladd appears to lack “any demonstrable experience regarding public companies and/or the medical device industry,’’ the exact criticism that Laddcap has of Delcath’s current directors. Shareholders should understand that, notwithstanding Mr. Ladd’s purported 20 years of experience in the equities markets and despite the fact that Mr. Ladd has approximately 33% of the Laddcap fund invested in Delcath’s successful stock, the annual return for Mr. Ladd’s underperforming hedge fund for 2006 through April 2006 was 5.1%, for all 2005 was –1.7%, and for all 2004 was 0.7%, each considerably below the performance of the rest of the market.

•	Mr. Jonathan Foltz. Mr. Foltz was, until recently, a consultant to Delcath and prior to that an employee for approximately 10 years. On July 27, 2006, the same day that Laddcap announced its intention to launch a consent solicitation by delivering a written consent to the Company, Mr. Foltz abruptly resigned from the Company and appeared on the slate of directors handpicked by Laddcap. The Company has sued Mr. Foltz in Connecticut state court for misappropriation and theft of Delcath’s highly confidential trade secrets, unfair trade practices, breach of loyalty and other serious claims. The Company seeks to have Mr. Foltz permanently enjoined from using any Delcath information wrongly obtained during the course of his tenure at the Company. The Board believes that it cannot be a coincidence that the day Mr. Foltz resigned from Delcath he appeared as Laddcap’s handpicked nominee. Yet, Laddcap has not disclosed what arrangements, if any, it has with Mr. Foltz.

•	Mr. Michael Karpf, M.D. Mr. Karpf was vice provost of the UCLA Hospital System (“UCLA’’) and director of UCLA Medical Center from January 1996 until September 2003, during which time UCLA experienced generally poor financial results. Between 1998 and 2000, UCLA’s net income dropped from $51 million to under $5 million. By 2002, despite being the largest medical system in the University of California chain, UCLA reported net income of only $7.2 million as compared with $36.5 million for Irvine, $35.3 million for Davis, $30.3 million for San Diego and $29.0 million for San Francisco. Despite these poor financial results, UCLA awarded bonuses totaling about $1.4 million to top hospital officials between 2000 and 2004. Mr. Karpf’s base salary in 2002 was $436,600, higher than his counterparts at the other University of California medical systems.

•	Mr. Paul William Frederick Nicholls. Mr. Nicholls filed for personal bankruptcy in 2002. Shareholders should question why Laddcap would propose a nominee, whose responsibilities will include the oversight of Delcath’s finances and business affairs, who himself has recently declared personal bankruptcy. In contrast, none of Delcath’s current directors has ever declared personal bankruptcy.

•	Mr. Fred S. Zeidman. Mr. Zeidman served as a member of the audit and compensation committees of the board of directors of Seitel Corporation (“Seitel’’), during the period in which Seitel misstated earnings for seven quarters and subsequently filed for bankruptcy. Mr. Zeidman was named in seven shareholder derivative suits stemming from Seitel’s aforementioned misstatement of earnings and eventual bankruptcy.

      Laddcap is also asking you to repeal any by-law amendments adopted by the Board since December 31, 2005, purportedly to prevent the Company’s current directors from approving any amendments to the by-laws that would nullify or delay actions taken by the Company’s shareholders or create new obstacles to Laddcap’s attempts to seize control of the Company. However, the Company’s Board has not amended the Company’s by-laws since December 31, 2005, and if the Board were to adopt any by-law amendment, it would do so only to protect the best interests of the Company’s shareholders.

      Your Board firmly believes that if the Company continues to execute upon its current business strategy and implement its new initiatives, and obtains pre-market approval from the FDA, the value of the Company’s technology (and therefore the value of the Company) will be substantially increased beyond what could reasonably be expected to be obtained in a sale of the Company today, including potentially above the upper range of $10.23 per share set forth in the purported “valuation’’ provided to Laddcap by Glocap and Fulcrum.

      Your Board believes that Laddcap is seeking to realize short-term profits at your expense and deprive you of the long-term value that your Board has provided and will continue to provide. The Board of Directors of the Company firmly believes that the solicitation being undertaken by Laddcap is not in the best interests of the Company’s shareholders.

      We urge shareholders to reject Ladd’s solicitation and revoke any consent previously submitted.

      DO NOT DELAY. In order to ensure that the existing Board is able to act in your best interests, please mark, sign, date and return the enclosed GOLD consent revocation card as promptly as possible.

BACKGROUND OF THE LADDCAP CONSENT SOLICITATION

      Your Board believes that Laddcap’s actions over the course of the past year reflect a single, self-interested desire to effect a sale of the Company now in order to realize short-term gains on Laddcap’s recent purchases of Delcath stock. These actions, which are described in further detail below, divert the Company’s resources and management attention away from our core mission of developing the Delcath system in search of a treatment for cancer of the liver and enhancing long-term shareholder value for all Delcath shareholders.

      On October 17, 2005, Laddcap filed its initial statement on Schedule 13D with the Commission announcing the acquisition by Laddcap of beneficial ownership of greater than 5% of the Company’s Common Stock and indicating that Laddcap may “seek to cause the Company to merge with or into, consolidate with, transfer all or substantially all of its assets to, or otherwise engage in any business combination with, one or more parties.”

      On January 5, 2006, Laddcap submitted a shareholder proposal for inclusion in the Company’s Proxy Statement for its Annual Meeting recommending that the Board immediately retain the services of a nationally recognized investment banking and/or merger advisory firm with expertise in the medical device industry to assist the Company in exploring a potential sale to or business combination with a third party.

      In April 2006, Laddcap issued its April 2006 update to investors noting its returns for 2006 through April were a stagnant 5.1% and for all of 2005 were –1.7%, each well below market performance. Similarly, the annual return for Mr. Ladd’s fund for 2004 was 0.7%.

      On April 27, 2006, Laddcap submitted a request that the Company call a special meeting of its shareholders to vote on three proposals designed to enable Laddcap to seize control of the Company: (i) a precatory proposal that the Board terminate the Company’s rights agreement that was implemented by the Board to ensure that the Company’s shareholders receive fair value for their shares of the Company; (ii) an amendment to the Company’s bylaws to permit shareholders of the Company to terminate any officer upon the affirmative vote of holders of a majority of the Company’s Common Stock; and (iii) the immediate termination of your President and Chief Executive Officer, Mr. M.S. Koly.

      On May 5, 2006, after considering various factors discussed in greater detail below in consultation with the Company’s outside legal counsel, your Board voted to recommend that the Company’s shareholders vote against all of Mr. Ladd’s proposals.

      On May 11, 2006, Laddcap resubmitted its request for a special meeting to correct certain defects in the original request submitted on April 27, 2006.

      On June 6, 2006, Laddcap filed suit against the Company in the Delaware Chancery Court in connection with Laddcap’s demand under Section 220 of the Delaware General Corporation Law to inspect certain of the Company’s books and records. The Company considered the claims and allegations asserted in this suit to be without merit and resolved vigorously to defend against it.

      On June 6, 2006, Laddcap also amended and restated its request for a special meeting of Deleath shareholders submitted on May 11, 2006 to vote on, among other things, an additional proposal to remove all of the Company's directors holding office at the time of the special meeting.

      On June 9, 2006, Laddcap sent a letter to shareholders announcing its engagement of Glocap and Fulcrum, a fledgling investment bank that has now shuttered its doors, to provide a valuation of the Company. Glocap and Fulcrum estimated the value of Delcath at between $130 million and $200 million, or between $6.65 and $10.23 per share, substantially less than what your Board believes could reasonably be expected to be obtained in a sale of the Company following FDA approval.

      On June 13, 2006, the Company held its Annual Meeting in Stamford, Connecticut (the “Annual Meeting”). Building on the constructive dialogue between the Board and its shareholders at the Annual Meeting, the Board undertook several new initiatives in direct response to comments received from shareholders.

      On June 27, 2006, the Company sent a letter to shareholders describing the new initiatives undertaken by the Company, including the decision to seek out two new highly qualified independent directors for the Board who can provide access to additional opportunities in the clinical field and/or have significant expertise in research and clinical trials.

      After the Annual Meeting, the Board and management engaged in a robust communications campaign with the Company’s shareholders and potential investors telling the Delcath story and discussing with shareholders the Company’s new initiatives.

      Throughout this time, Mr. Koly and Mr. Ladd also engaged in what appeared at the time to be a number of constructive calls during which Mr. Ladd indicated to Mr. Koly that he no longer wanted to remove Messrs. Koly or Herschkowitz from the Board and that he was satisfied with the Company’s business plan. In the spirit of cooperation, Mr. Koly sent to Mr. Ladd for his review the resumes of potential candidates for the two new independent director positions on the Company’s Board. In response, Mr. Ladd requested that no further information be sent to him.

      On July 10, 2006, the series of calls described above culminated in what the Board believed was effectively Mr. Ladd’s ratification of the Board’s new initiatives through his agreement to withdraw Laddcap’s request for a special meeting and to dismiss without prejudice the litigation against the Company in the Delaware Chancery Court commenced on June 6, 2006.

      On July 17, 2006, the Company issued its first quarterly update to shareholders announcing further successes in the Company’s clinical trials, the conditional approval of a new cancer-fighting patent, progress on the Company’s search for new directors and that since the Annual Meeting, management has held multiple meetings and conference calls with various institutional shareholders in New York City, Maryland, Philadelphia and Montreal.

      On July 27, 2006, our Director of Operations, Mr. Jonathan Foltz, suddenly resigned from the Company, and shortly thereafter, the Company received from Laddcap a written consent signed by Laddcap resolving to remove all of the Company’s directors (including any new directors appointed by the Company during Laddcap's consent solicitation) and replacing them with Laddcap’s handpicked nominees, including Messrs. Robert Ladd and Jonathan Foltz.

      On July 28, 2006, less than three weeks after Laddcap withdrew its request for a special meeting, Laddcap announced its third attempt to remove your Board and gain control of the Company, this time by soliciting written consents from Delcath shareholders to remove the Board that you elected and to fill the resulting vacancies with a slate of nominees handpicked by Laddcap.

      On August 1, 2006, Laddcap filed a preliminary consent solicitation statement on Form PREC14A with the Commission in connection with its solicitation of written consents from Delcath shareholders to remove your Board of Directors and replace them with a slate of nominees handpicked by Laddcap.

      On August 4, 2006, the Company filed suit in United States District Court for the District of Columbia against Robert Ladd, Laddcap Value Partners LP, Laddcap Advisors LLC and Laddcap Value Associates LLC based on violations of Sections 14(a) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Exchange Act Rules 14a-9, 13d-1 and 13d-5.

      Also on August 4, 2006, the Company filed an action in Connecticut state court in Stamford against Jonathan Foltz, Delcath’s former Director of Operations for, among other things, violations of the Connecticut Uniform Trade Secrets Act, violations of the Connecticut Unfair Trade Practices Act, and breach of the duty of loyalty. Delcath seeks damages from Mr. Foltz in the form of both compensatory and injunctive relief. Please see “Legal Proceedings’’ on page 15 for a more detailed description of the Company’s complaints.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

      Q: Who is making this solicitation?

      A: Your Board of Directors.

      Q: What are we asking you to do?

      A: You are being asked to revoke any consent that you may have delivered in favor of the three proposals described in Laddcap’s consent solicitation statement and, by doing so, preserve your current Board of Directors, which will continue to act in your best interests.

      Q: If I have already delivered a consent, is it too late for me to change my mind?

      A: No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GOLD Consent Revocation Card, as discussed in the following question.

      Q: What is the effect of delivering a consent revocation card?

      A: By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed GOLD Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Laddcap. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.

      Q: What should I do to revoke my consent?

      A: Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the GOLD Consent Revocation Card. Then, sign, date and return the enclosed GOLD Consent Revocation Card today to MacKenzie Partners, Inc. in the envelope provided. It is important that you date the GOLD Consent Revocation Card when you sign it.

      Q: What happens if I do nothing?

      A: If you do not send in any consent Laddcap may send you and do not return the enclosed GOLD Consent Revocation Card, you will effectively be voting AGAINST Laddcap’s proposals.

      Q: What happens if Laddcap’s proposals pass?

      A: If unrevoked consents representing a majority of our outstanding Common Stock are delivered to us within 60 days after July 27, 2006, the Board that you elected will be replaced by Laddcap’s handpicked nominees, effectively giving Laddcap, a minority shareholder, control of your Company.

      Q: What is your Board’s position with respect to Laddcap’s proposals?

      A: Your Board of Directors has unanimously determined that Laddcap’s proposals are not in the best interests of the Company’s shareholders and that shareholders should REJECT the proposals. Your Board’s reasons and recommendations are set forth in the section of this Consent Revocation Statement entitled “Reasons to Reject Laddcap’s Consent Solicitation Proposals.”

      Q: What does your Board of Directors recommend?

      A: Your Board of Directors strongly believes that the solicitation being undertaken by Laddcap is singularly designed to allow Laddcap to seize control of the Company and facilitate a quick sale of the Company so that Laddcap can realize a “quick profit” on its recently purchased shares to boost the return of its underperforming hedge fund and is not in the best interests of the Company’s shareholders. Your Board of Directors unanimously opposes the solicitation by Laddcap and urges shareholders to reject the solicitation and revoke any consent previously submitted.

      Q: Who is entitled to consent, withhold consent or revoke a previously given consent with respect to Laddcap’s proposals?

      A: Only the shareholders of record of the Company Common Stock on the Record Date are entitled to consent, withhold consent or revoke a previously given consent with respect to Laddcap’s proposals. In accordance with Delaware law, the record date for the determination of shareholders who are entitled to execute, withhold or revoke previously given consents relating to Laddcap’s proposals has been set as July 27, 2006.

      Q: Who should I call if I have questions about the solicitation?

      A: Please call MacKenzie Partners, Inc. toll free at 1-(800) 322-2885.

THE CONSENT PROCEDURE

Voting Securities and Record Date

      In accordance with Delaware law and the Company’s organizational documents, the Record Date for the determination of shareholders who are entitled to execute, withhold or revoke consents relating to Laddcap’s proposals has been set as July 27, 2006. As of the Record Date, there were 19,889,039 shares of the Company’s Common Stock outstanding, each entitled to one consent per share.

      Only shareholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with Laddcap’s proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of the Company’s Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GOLD Consent Revocation Card on their behalf in order to withhold or revoke their consents.

Effectiveness of Consents

      Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, shareholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit shareholder action by written consent. Under Section 228 of the Delaware General Corporation Law, Laddcap’s proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days after the Record Date, which is the date the earliest dated consent was delivered to the Company.

      Because Laddcap’s proposals could become effective before the expiration of the 60-day period, we urge you to act promptly to return the GOLD Consent Revocation Card.

Effect of GOLD Consent Revocation Card

      A shareholder may revoke any previously signed consent by signing, dating and returning to the Company a GOLD Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Laddcap. Shareholders are urged, however, to deliver all consent revocations to MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 (Facsimile No. 212-929-0308). The Company requests that if a revocation is instead delivered to Laddcap, a copy of the revocation also be delivered to the Company, c/o MacKenzie Partners, Inc., at the address or facsimile number set forth above, so that the Company will be aware of all revocations.

      Unless you specify otherwise, by signing and delivering the GOLD Consent Revocation Card, you will be deemed to have revoked consent to all of Laddcap’s proposals.

      Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Laddcap or by delivering to Laddcap a subsequently dated blue consent card that Laddcap sent to you.

      If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed GOLD Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o MacKenzie Partners,

Inc., at the address or facsimile number set forth above so that the Company will be aware of your instructions and can attempt to ensure such instructions are followed.

      YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO LADDCAP. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PREPAID ENVELOPE THE GOLD CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE GOLD CONSENT REVOCATION CARD WITH RESPECT TO ONE OR MORE OF LADDCAP’S CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSALS.

      The Company has retained MacKenzie Partners, Inc. to assist in communicating with shareholders in connection with Laddcap’s consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your GOLD Consent Revocation Card or any other questions, MacKenzie Partners, Inc. will be pleased to assist you. You may call MacKenzie Partners, Inc. toll-free at 1-(800) 322-2885. You may also contact MacKenzie Partners, Inc. at 212-929-5500.

      You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any blue consent cards. Instead, reject the solicitation efforts of Laddcap by promptly completing, signing, dating and mailing the enclosed GOLD Consent Revocation Card to MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016. Call Toll Free: 1-(800) 322-2885 (Facsimile No. 212-929-0308). Please be aware that if you sign a blue card but do not check any of the boxes on the card, you will be deemed to have consented to Laddcap’s proposals.

Results of Consent Revocation Statement

      The Company will retain an independent inspector of elections in connection with Laddcap’s solicitation. The Company intends to notify shareholders of the results of the consent solicitation by issuing a press release, which it will also file with the Commission as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF REVOCATIONS

Cost and Method

      The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s current revocation solicitation (other than salaries and wages of officers and employees, but including costs of litigation related to the solicitation) will be approximately $[ • ], of which approximately $[ • ] has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations in person or by telephone or other forms of telecommunication.

      This solicitation is being made by your Board of Directors. The Company has retained MacKenzie Partners, Inc. as proxy solicitor at an estimated fee of $[ • ], plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s Common Stock. MacKenzie Partners, Inc. has advised the Company that approximately [ • ] of its employees will be involved in the solicitation of revocations by MacKenzie Partners, Inc. and on behalf of the Company. In addition, MacKenzie Partners, Inc. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

      Under applicable regulations of the Commission, each director and certain executive officers of the Company are deemed a “participant’’ in the Company’s solicitation of revocations of consent. Please refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management’’ and to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation’’, for information about our directors and officers who may be deemed a participant in the solicitation.

APPRAISAL RIGHTS

      Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with this solicitation of revocations.

LEGAL PROCEEDINGS

      On August 4, 2006, the Company filed suit in the United States District Court for the District of Columbia against Robert Ladd, Laddcap Value Partners LP, Laddcap Advisors LLC and Laddcap Value Associates LLC (collectively the “Ladd Defendants’’). This lawsuit stems from actions taken by the Ladd Defendants, owners of over 11% of Delcath stock, in an effort to force a sale of the Company. In connection with such efforts, the Ladd Defendants requested a special shareholder meeting and filed a 14A Proxy Solicitation (the “Valuation Proxy Solicitation’’) containing a valuation of the Company. Soon after, Delcath and Mr. Ladd came to an agreement stipulating that Delcath would add two new directors to its Board by year’s end and Ladd would dismiss his Delaware lawsuit based on Section 220 of Delaware’s General Business Corporation Law and would rescind his request for a special shareholder meeting. On July 27, 2006, the Ladd Defendants reversed course and sent a consent solicitation (the “Preliminary Consent Solicitation’’) seeking inter alia the ouster of the current Board of Directors and seeking to elect a new slate of directors, including Mr. Ladd himself. In response to the filing of the Valuation Proxy Solicitation and the Preliminary Consent Solicitation, Delcath has filed this lawsuit based on violations of Sections 14(a) and 13(d) of the Exchange Act and SEC Rules 14a-9, 13d-1 and 13d-5. The Complaint alleges that the Valuation Proxy Solicitation and the Preliminary Consent Solicitation contain material misrepresentations and omissions that have misled and will continue to mislead shareholders. Delcath also alleges that the Ladd Defendants failed to disclose that they are part of a group as defined in SEC Rule 13d-5. If such group beneficially owns greater than 15% of the Company’s outstanding Common Stock, their ownership would trigger the distribution of rights under the Company’s Rights Agreement, dated as of October 30, 2001 and filed with the SEC as Exhibit 4.7 to the Company’s Form 8-A, dated November 12, 2001. In conjunction with the complaint, a motion for preliminary injunction was filed to enjoin inter alia, the consent solicitation and the issuance of further material misstatements and omissions by the Ladd Defendants.

      On August 4, 2006, the Company filed an action in Connecticut state court in Stamford against Mr. Jonathan Foltz, Delcath’s former Director of Operations. Following Mr. Foltz’s abrupt resignation from Delcath on July 27, 2006, Delcath learned that Mr. Foltz had misappropriated Delcath trade secrets and intends to use such proprietary information for his own personal benefit, as well as for the benefit of the Ladd Defendants. The lawsuit asserts numerous claims against Foltz, including violations of the Connecticut Uniform Trade Secrets Act, violations of the Connecticut Unfair Trade Practices Act and breach of the duty of loyalty. Delcath seeks damages from Mr. Foltz in the form of both compensatory and injunctive relief.

CORPORATE GOVERNANCE

      The Company’s Board of Directors and management is dedicated to implementing standards to promote good corporate governance, including the following:

•	Developing and formalizing corporate governance guidelines to reflect the Company’s commitment to best practices. The Company’s Code of Business Conduct was formulated by the Board of Directors and approved by the entire Board. The Company’s Code of Business Conduct was filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 and is available on the SEC’s website at www.sec.gov.

•	Creating a Nominating Committee comprised solely of independent directors to identify individuals qualified to become Board members (consistent with criteria approved by the Board) and recommend to the Board director candidates for election at the annual meeting of shareholders.

•	Reviewing the composition of the Board of Directors’ committees. The Audit Committee, the Nominating Committee and the Compensation Committee are comprised exclusively of independent directors.

      Furthermore, your Board is continually reviewing its corporate governance practices in an effort to identify areas where further improvements can be made and to respond to new concerns that may arise in the marketplace. For example, the Board recently announced several major corporate governance initiatives in direct response to shareholder suggestions at the Company’s Annual Meeting. These initiatives include:

•	The initiation by the Board of a search for highly qualified new independent candidates for the Board who can provide access to additional opportunities in the clinical field and/or have significant expertise in research and clinical trials. The Board's goal is to have one new director in place by the end of the third quarter of 2006 and a second new director in place by the end of 2006.

•	The institution by the Board of a more robust shareholder communications plan to increase management transparency by ensuring that our existing shareholders are better, and more frequently, apprised of our progress. In addition to more frequent and timely communications, Delcath intends to provide shareholders with regular quarterly update releases distributed through one of the major newswires after the close of each reporting period. The first quarterly update was provided to shareholders on July 17, 2006.

CURRENT DIRECTORS OF DELCATH SYSTEMS, INC.

      The names of the current members of the Board of Directors and certain information about them are set forth below:

Name	Age	Position	Executive Officer or Director Since
Samuel Herschkowitz, M.D.	56	Chairman of the Board of Directors	1988
M.S. Koly	65	President, Chief Executive Officer and Treasurer	1988
Mark A. Corigliano (1)	42	Director	2001
Daniel Isdaner (2)	41	Director	2001
Victor Nevins (2)	84	Director	2001

(1)	Member of the Audit Committee and the Nominating Committee

(2)	Member of the Audit Committee, the Compensation Committee and the Nominating Committee

      Each director holds office until the expiration of his term or until his or her successor has been elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

      Samuel Herschkowitz, M.D., 56, has been Chairman of the Board of Delcath since 1998 and Delcath’s Chief Technical Officer since 1999. His term expires at the 2008 Annual Meeting. Dr. Herschkowitz is board certified in psychiatry and neurology. He is a professor at New York University Medical Center and has held academic positions at Beth Israel Hospital, Mount Sinai Medical School and Downstate Medical Center. Dr. Herschkowitz is an experienced venture capital investor in successful medical-industry companies and has served on the boards of directors of multiple development-stage companies in the medical industry. The business address of Mr. Herschkowitz is 122 Willow Street, Brooklyn, NY 11201.

      M. S. Koly, 65, has been President, Chief Executive Officer and Treasurer of Delcath since 1998 and has served as a director since 1988. His term expires at the 2008 Annual Meeting. Mr. Koly is a former (i) Chief Operating Officer of Repligen Corporation, a Nasdaq-listed development-stage biopharmaceutical company focused on the development of novel therapeutics for profound neuropsychiatric disorders and autoimmune disease, (ii) President of Hydron Technologies, Inc. (Europe), a research and development company focused on products and medical applications utilizing its patented tissue oxygenation technology, and (iii) President of Becton Dickinson Respiratory Systems, a medical technology company that manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. The business address of Mr. Koly is 1100 Summer Street, 3rd Floor, Stamford, CT 06905.

      Mark A. Corigliano, 42, was appointed a Class III director of Delcath in 2001. He was recently re-elected at the Annual Meeting, and his term expires at the 2009 Annual Meeting of Shareholders. Since 1991, Mr. Corigliano has been Managing Director of Coast Cypress Associates, a company that designs and implements microcomputer systems. Mr. Corigliano helped guide Coast Cypress Associates through its developmental stages. Since 1993, he has served as Officer and Manager of Special Projects for DC Associates, a restaurant management organization located in New York City. The business address of Mr. Corigliano is P.O. Box 44, Basking Ridge, NJ 07920-0044.

      Daniel Isdaner, 41, was appointed a Class I director of Delcath in 2001. His current term expires at the 2007 Annual Meeting. Mr. Isdaner is an accomplished entrepreneur and real estate investor with business interests in Maine, New Jersey and Florida. Mr. Isdaner is a director of Anchor Commercial Bank, a development-stage private bank with almost $100 million in assets, and has played an integral role in the early development of the bank. Mr. Isdaner is also the current owner and director of Camp Mataponi, Inc., a highly successful children’s residential summer camp located in Naples, Maine. The business address of Mr. Isdaner is P.O. Box 1882, Jupiter, FL 33468.

      Victor Nevins, 84, was appointed a Class III director of Delcath in 2001. He was recently re-elected at the Annual Meeting, and his term expires at the 2009 Annual Meeting of Shareholders. Mr. Nevins was a founder of Max Abramson Enterprises and its former Chief Executive Officer. Mr. Nevins guided Max Abramson Enterprises from its infancy and turned it into a highly-successful medium-sized conglomerate. Mr. Nevins is also a former trustee of the Flushing Hospital and Medical Center. The business address of Mr. Nevins is 147-52 Third Avenue, Whitestone, NY 11337.

Certain Relationships and Related Transactions

      Except as otherwise disclosed in this Consent Revocation Statement and Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation’’ hereto, the Company is not aware of any transactions required to be disclosed pursuant to Item 404 of Regulation S-B.

      As of March 31, 2006, the directors and executive officers of the Company held options to purchase 1,322,300 shares of Common Stock, all of which were fully vested and exercisable as of that date, with exercise prices ranging from $0.71 to $3.59 and an aggregate weighted average exercise price of $2.50 per share.

Meetings and Committees of the Board of Directors

      The Board of Directors met five times during the fiscal year ended December 31, 2005. During 2005, each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served. It is the Company’s policy that, absent unusual or unforeseen circumstances, all of the directors are expected to attend annual meetings of shareholders. All of the directors attended the Company’s 2005 Annual Meeting of Shareholders.

      Audit Committee. The Audit Committee of the Board consists of Mark A. Corigliano, Daniel Isdaner and Victor Nevins. During 2005, the Audit Committee met two times. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities with respect to the Company’s financial statements, the Company’s system of internal accounting and financial controls and the independent audit of the Company’s financial statements. Functions of the Audit Committee include (i) the selection, evaluation and, where appropriate, replacement of the Company’s outside auditors; (ii) an annual review and evaluation of the qualifications, performance and independence of the Company’s outside auditors; (iii) the approval of all auditing services and permitted non-audit services provided by the Company’s outside auditors; (iv) the receipt of an annual communication from the Company’s outside auditors as required by Independence Standards Board Standard No. 1; (v) the review of the adequacy and effectiveness of the Company’s accounting and internal controls over financial reporting; (vi) the review and discussion with management and the outside auditors of the Company’s financial statements to be filed with the Commission; and (vii) the preparation of a report for inclusion in the Company’s annual proxy statement.

      The Board has determined that at least one member of the Audit Committee is an audit committee financial expert (as defined in applicable rules of the Commission) based on such member’s understanding of generally accepted accounting principles and financial statements, ability to assess the application of such principles in connection with accounting for estimates, accruals and reserves, experience in preparing, analyzing and evaluating financial statements, understanding of internal control over financial reporting and understanding of audit committee functions. The Board has determined that Mark A. Corigliano is an audit committee financial expert. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the Company’s accounting and internal control practices and policies, and the relationship between the Company and its independent auditors, including the availability of Company records, information and personnel.

      The Board has adopted a written charter for the Audit Committee, and a copy of the Audit Committee Charter as currently in effect was attached as Appendix A to the proxy statement distributed in connection with the Company’s 2005 Annual Meeting of Shareholders.

      Nominating Committee. The Nominating Committee of the Board was formed by the Board of Directors in 2006 and consists of Mark A. Corigliano, Daniel Isdaner and Victor Nevins, three non-employee directors who are “independent’’ within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers (“NASD’’) listing standards. The Nominating Committee has the responsibility for selecting the nominees of the Board for election as directors. Functions of the Nominating Committee include identifying individuals qualified to become Board members (consistent with criteria approved by the Board) and recommending to the Board director candidates for election at the annual meeting of shareholders. The Nominating Committee does not have a charter.

      Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2005, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating Committee and the Board will also consider all director candidates recommended by its shareholders, and neither the Nominating Committee nor the Board will evaluate differently any director candidate recommendations received from the Company’s shareholders. If a shareholder wants to recommend to the Nominating Committee a candidate for election as a director, the shareholder may submit the name of the proposed nominee, together with the reasons why the shareholder believes the election of the candidate would be beneficial to the Company and its shareholders and the information about the nominee that would be required in a proxy statement requesting proxies to vote in favor of the candidate, to the Nominating Committee. The shareholder’s submission must be accompanied by the written consent of the candidate to being nominated by the Board and the candidate’s agreement to serve if nominated and elected. Any such submission should be directed to the Company’s Nominating Committee at its principal office, 1100 Summer Street, Stamford, CT 06905.

      For any annual meeting, the submission of a recommendation must be received no later than the deadline for receiving a shareholder proposal for inclusion in the Company’s proxy statement for such meeting. Copies of any recommendation received in accordance with these procedures will be distributed to each member of the Nominating Committee. One or more members of the Nominating Committee may contact the proposed candidate to request additional information. At the request of any directors, the candidacy of the proposed nominee will be considered by the full Nominating Committee. The Nominating Committee will not, however, be obligated to notify a shareholder who has recommended a candidate for election as a director of the reasons for any action the Nominating Committee may or may not take with respect to such recommendation.

      Compensation and Stock Option Committee. The Compensation and Stock Option Committee of the Board of Directors consists of Daniel Isdaner and Victor Nevins, each of whom is independent, as “independence’’ is defined in Rule 4200(a)(15) of the NASD listing standards. During 2005, the Compensation and Stock Option Committee met four times. The Compensation and Stock Option Committee of the Board of Directors reviews the salaries and benefits of all officers and stock option grants to all employees, consultants, directors and other individuals compensated by the Company. The Compensation and Stock Option Committee is empowered by the Board to act independently. The Compensation and Stock Option Committee also administers the Company’s stock option and other employee benefits plans.

Communications to the Board of Directors

      The Board welcomes questions, comments and observations from shareholders concerning the policies and operation of the Board and about the general business and operation of the Company. Any shareholder wishing to communicate with the Board or with any specified director should address his or her communication to the Board or to the particular director(s) and send it to the Company’s principal office at 1100 Summer Street, Stamford, CT 06905. Unless otherwise requested by a shareholder in a separate written request accompanying the communication, shareholder communications to the Board or to specified director(s) will be reviewed initially by the Company’s Chief Executive Officer or Chief Financial Officer and shareholder communications addressed to specified director(s) and mailed as confidential will be forwarded directly to such director. Communications that the reviewing officer determines relate to the Company’s ordinary course of business will be responded to by the officer or his designee. Communications that the Chief Executive Officer or Chief Financial Officer determines do not relate to the Company’s ordinary course of business or that he otherwise believes are appropriate for review by the directors will be forwarded to each of the directors. Actions, if any, to be taken in response to any shareholder communication will be at the discretion of the Board. At the request of the Board, the Chief Executive Officer will summarize any shareholder communications that are not forwarded because such shareholder communications were deemed to relate to the ordinary course of the Company’s business. The process for shareholder communication with the Board of Directors or with specified director(s) has been approved by the Company’s Board, including by a majority of the Company’s independent directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires directors, officers, and persons who are beneficial owners of more than 10% of the Company’s Common Stock to file with the Commission reports of their ownership of the Company’s securities and of changes in that ownership. To the Company’s knowledge, based upon a review of copies of reports filed with the Commission with respect to the fiscal year ended December 31, 2005, and except as noted below, all reports required to be filed under Section 16(a) by the Company’s directors and officers and persons who were beneficial owners of more than 10% of the Company’s Common Stock were timely filed. Dr. Herschkowitz was late in filing one report under Section 16(a) reporting one transaction.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of July 27, 2006, certain information regarding the ownership of Delcath’s voting securities by (i) each director (or nominee for director) of Delcath, (ii) each named executive officer, (iii) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock and (iv) all directors and executive officers as a group.

Directors, Executive Officers and 5% Shareholders (1)	Shares Beneficially Owned (2)	Percentage of Common Shares Outstanding (3)
M.S. Koly (4)	1,801,009	9.1%
Venkol Trust	892,649	4.5%
Samuel Herschkowitz, M.D. (5)	333,675	1.7%
Mark A. Corigliano (6)	281,225	1.4%
Daniel Isdaner (7)	295,225	1.5%
Victor Nevins (8)	296,825	1.5%
Paul M. Feinstein (9)	13,375	0.1%
Robert Ladd (10)	2,163,527	10.9%
All directors and executive officers as a group (six persons) (11)	3,021,334	15.2%

(1)	Except as otherwise noted in the footnotes to this table, each executive officer and director has sole voting and investment power with respect to the shares listed. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (or the percentage of Common Stock voting power, as the case may be) (where the percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Exchange Act. Each of the shareholders named below, other than Mr. Ladd, has a business address c/o Delcath Systems, Inc., 1100 Summer Street, Stamford, CT 06905. To the Company’s knowledge, Mr. Ladd’s business address is c/o Laddcap Value Advisors LLC, 650 Fifth Avenue, Suite 600, New York, New York 10019.

(2)	Shares of Common Stock subject to options or warrants exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage owned by the person or entity holding such options or warrants.

(3)	Percentage of beneficial ownership is calculated on the basis of the amount of outstanding securities (Common Stock) at the Record Date (19,889,039 shares of Common Stock) plus, for each person or entity, any securities that person or entity has the right to acquire within 60 days pursuant to stock options or other rights.

(4)	Mr. Koly is a director of Delcath. Includes 186,360 shares held by Mr. Koly and 892,649 shares held by a trust of which Mr. Koly has a pecuniary interest in approximately 63,000. The figure above also includes vested stock options to purchase 722,000 shares of the Common Stock. Mr. Koly is the trustee of this trust and is deemed the beneficial owner of its shares because of his voting power.

(5)	Dr. Herschkowitz is the Chairman of the Board of Directors of Delcath. The figure above represents 153,375 shares owned directly by him. The figure above also includes vested stock options to purchase 180,300 shares of Common Stock. The figure above excludes approximately 63,000 shares held by the trust referred to in Note 4 in which Dr. Herschkowitz has a pecuniary interest.

(6)	Mr. Corigliano is a director of Delcath. The figure above represents 141,225 shares owned directly by him. The figure above also includes vested stock options to purchase 140,000 shares of Common Stock.

(7)	Mr. Isdaner is a director of Delcath. The figure above represents 155,225 shares directly owned by him or jointly with his wife. The figure above also includes vested stock options to purchase 140,000 shares of Common Stock.

(8)	Mr. Nevins is a director of Delcath. The figure above represents 156,825 shares owned directly by him. The above figure also includes 1,000 shares owned directly by his wife. The figure above also includes vested stock options to purchase 140,000 shares of Common Stock.

(9)	Mr. Feinstein is the Chief Financial Officer of Delcath. The figure above includes vested stock options to purchase 10,000 shares of Common Stock.

(10)	Based on information contained in a Schedule 13D/A dated July 27, 2006, Mr. Ladd has sole voting and dispositive power with respect to these shares.

(11)	The number of shares beneficially owned by all directors and executive officers as a group includes 1,332,300 shares of Common Stock issuable within 60 days of the Record Date upon exercise of stock options granted to directors and executive officers pursuant to our various stock option plans.

      Please refer to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation’’, for additional information regarding our directors’ and officers’ ownership of the Company’s Common Stock.

ADDITIONAL INFORMATION REGARDING THE COMPANY’S MANAGEMENT

      The following table sets forth certain information about the executive officers of the Company as of July 27, 2006.

Name	Age	Position	Executive Officer Since
M. S. Koly	65	President, Chief Executive Officer and Treasurer	1998
Paul M. Feinstein	58	Chief Financial Officer	2003

      M. S. Koly has been President, Chief Executive Officer and Treasurer of Delcath since 1998. Please see “Current Directors of Delcath Systems, Inc.’’ beginning on page 17 for a brief description of the business experience of Mr. Koly.

      Paul M. Feinstein joined the company as Chief Financial Officer in October 2003. From 1991 to 2002 he was Vice President/Finance for the New York Road Runners in New York, New York. From 1988 to 1990 he was the Controller of Mechanical Plastics, Inc. Prior to that, he held senior financial positions with Holmes Protection Services, Jewelers Protection Services and Parade Publications and was with Coopers & Lybrand, the international accounting services firm that is now a part of PricewaterhouseCoopers.

EXECUTIVE AND DIRECTOR COMPENSATION

      The following table sets forth, for the years ended December 31, 2005, 2004 and 2003, certain compensation paid by the Company, including salary, bonuses and certain other compensation, to its Chief Executive Officer and its Chief Financial Officer. There were no other executive officers whose annual compensation (including bonuses) for the year ended December 31, 2005 exceeded $100,000 (“Named Officers’’).

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)			Other Annual Compensation	Restricted Stock Award(s)($)	Securities Underlying Options/ SAR's(#)(2)
M. S. Koly President, CEO and Treasurer	2005 2004 2003	$ $ $	272,125 227,742 229,500	$	— — 15,000	(1)	— — —	— — —	400,000 — 120,000
Paul M. Feinstein Chief Financial Officer	2005 2004	$ $	96,550 78,000	$ $	2,500 2,500		— —	— —	10,000 —

(1)	Bonuses were declared payable in January 2004.

(2)	Indicates number of shares of Common Stock underlying options.

      The following table sets forth information with respect to stock options granted during the year ended December 31, 2005.

OPTION GRANTS IN LAST FISCAL YEAR(5)

	Individual Grants
	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price($)	Expiration Date
M. S. Koly	200,000	41.5%	$2.78	7/07/10
	200,000	41.5%	$3.59	11/08/10
	71,850	14.9%	$3.3125	12/01/10
Paul M. Feinstein	10,000	2.10%	$3.59	11/08/10

      The following table sets forth information with respect to the named Executive Officers concerning the exercise of options during the year ended December 31, 2005 and unexercised options held as of the end of 2005.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#) Exercisable/Unexercisable	Value of Unexercised In-the- Money Options/SARs at FY End($)(1) Exercisable/Unexercisable
M.S. Koly	100,000	260,000	722,000/0	686,000/0
Paul M. Feinstein	0	0	10,000/0	0/0

(1)	Calculated based on the fair market value of $3.40 per share at the close of trading on December 31, 2005 as reported by The Wall Street Journal, less the exercise price of the option.

Director Compensation

      Neither Mr. Koly nor Dr. Herschkowitz currently receives any fees for serving on the Board of Directors. Non-employee directors receive $750 for each meeting of the Board of Directors attended in person and $300 for each meeting of the Board of Directors participated in telephonically, and they are reimbursed for their expenses. For their extensive services in 2004, each of Messrs. Corigliano, Isdaner and Nevins received a bonus of $5,000 that was paid in 2004. For his services as Chief Technical Officer (a non-corporate officer position), Dr Herschkowitz is paid an annual salary of $75,000.

      During 2005, each of Messrs. Corigliano, Isdaner and Nevins received options to purchase 70,000 shares at $2.78 and to purchase 70,000 shares at $3.59; Dr. Herschkowitz received options to purchase 50,000 shares at $2.78 and to purchase 70,000 shares at $3.59.

Key Employee Agreement

      On June 15, 2004, Delcath amended and restated its employment agreement with M.S. Koly. Mr. Koly’s amended and restated employment agreement provides for a base salary of $300,000, subject to upward adjustment in the discretion of the Compensation Committee of the Board of Directors. The amended and restated employment agreement also extends the term of Mr. Koly’s employment to September 30, 2008. Thereafter, the term automatically renews for successive one-year periods unless the Company or the employee, as the case may be, gives notice of non-renewal.

      In the event of termination (i) by the Company without cause, (ii) upon a change of control (as defined in the employment agreement) or (iii) by Mr. Koly in the event of a material change, without his consent, in his duties or responsibilities, which change includes, but is not limited to, the removal from or failure to be re-elected to the director or office positions previously held by Mr. Koly, Mr. Koly is entitled to a lump sum severance payment equal to twice the sum of his then effective base salary, the average of his bonuses for the three years preceding termination and the annual cost of his fringe benefits (other than stock options and similar benefits).

      At Mr. Koly’s election, the Company will also be obligated to pay him the excess of the aggregate fair market of shares subject to options held by him over the aggregate exercise price of such options. Termination payments would be reduced to the extent such payments would be subject to an excise tax as “excess parachute payments’’ under applicable federal tax law.

Change of Control Payments

      In 2003, the Compensation and Stock Option Committee approved payments to each of its directors (including officers who are also directors) in the case of a “change of control’’ of the Company, which is defined as any time when:

(a)	any person is or becomes the beneficial owner, directly or indirectly, of more than 30% of the Company’s outstanding Common Stock;
(b)	Messrs. Koly, Herschkowitz, Isdaner, Corigliano and Nevins (the “Current Directors’’) (and any director who was elected by the vote of at least two-thirds of the Current Directors or directors whose election was previously so approved) cease to constitute a majority of the Board;
(c)	the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the Company’s Common Stock outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding Common Stock; and

(d)	the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

      Payment would, in each case, be determined by multiplying the excess of the price per share paid in the takeover transaction over $0.98 (the fair market value per share on December 11, 2003) multiplied by a number of shares (that would be subject to adjustment in the event of stock dividends, stock splits or recapitalizations). Such numbers are 500,000 in the case of Mr. Koly and 300,000 each in the case of Dr. Herschkowitz, Mr. Corigliano, Mr. Isdaner and Mr. Nevins. In the event of a change of control, each non-employee director would also receive a $100,000 cash payment in recognition of past service. See also, “Key Employee Agreement,’’ above.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

      It is contemplated that the next Annual Meeting of Shareholders will be held on or about June 13, 2007. To be eligible for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the 2007 Annual Meeting of Shareholders, proposals must be addressed to the Secretary of Delcath and must be received at Delcath’s principal executive offices not later than December 31, 2006. In order to avoid controversy as to the date on which a proposal was received by Delcath, it is suggested that any shareholder who wishes to submit a proposal submit such proposal by Certified Mail, Return Receipt Requested.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

      The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the shares of the Company’s Common Stock may deliver only one copy of the Company’s Consent Revocation Statement to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Consent Revocation Statement to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of any proxy materials, now or in the future, should submit their request to the Company by telephone at (203) 323-8668 or by submitting a written request to Corporate Secretary, Delcath Systems, Inc., 1100 Summer Street, Stamford, CT 06905. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

      We appreciate your support and encouragement.

On Behalf of the Board of Directors, /s/ SAMUEL HERSCHKOWITZ Samuel Herschkowitz, M.D. Chairman of the Board Delcath Systems, Inc.

IMPORTANT

      The Board of Directors urges you NOT to return any blue consent card solicited from you by Laddcap. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed GOLD Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the blue consent card.

      For additional information or assistance, please call our soliciting agent, MacKenzie Partners, Inc., toll free at 1-(800) 322-2885. MacKenzie Partners, Inc.’s address is 105 Madison Avenue, New York, NY 10016.

Annex I

CERTAIN INFORMATION REGARDING PARTICIPANTS
IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Company’s Common Stock During the Past Two Years

      The following is a list of all acquisitions and dispositions of the Company’s Common Stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent.

Name	Transaction Date	Number of Shares	Acquisition/Disposition
Corigliano, Mark	03/30/06 12/19/05 12/19/05 12/13/05 03/17/05	11,500 30,000 75,000 1,500 30,000	Disposition Acquisition Acquisition Acquisition Acquisition
Isdaner, Daniel	12/20/05 12/20/05 12/13/05 02/28/05	30,000 75,000 7,500 30,000	Acquisition Acquisition Acquisition Acquisition
Koly, M.S./FA	12/19/05 12/06/05	100,000 3,147	Acquisition Disposition	*
Nevins, Victor	12/19/05 11/04/04 11/04/04	75,000 30,000 30,000	Acquisition Acquisition Acquisition
Herschkowitz, Samuel	12/20/05 11/23/05 02/03/05 11/30/04	40,000 50,000 30,000 30,000	Acquisition Acquisition Acquisition Acquisition

      * Dispositions to charity for no further consideration.

Other Contracts, Arrangements, and Understandings with Participants

      Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of revocations of consent is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any shares of the Company’s Common Stock; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Company’s Common Stock by Associates of Participants

      To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates’’ (as defined in Rule 14a-1 under the Securities Exchange Act of 1934) who beneficially own any shares of the Company’s Common Stock.

I-1

PRELIMINARY COPY
SUBJECT TO COMPLETION AUGUST [•], 2006
FORM OF CONSENT REVOCATION CARD—GOLD

CONSENT REVOCATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
DELCATH SYSTEMS, INC.

      The undersigned, a holder of shares of common stock, par value $.01 per share (the “Common Stock”), of Delcath Systems, Inc. (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on July 27, 2006, hereby acts as follows concerning the proposals of Laddcap Value Partners LP and Mr. Robert Ladd (collectively “Laddcap”) set forth below.

      THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

      Please mark your selection as ☑ indicated in this example.

PROPOSAL 1:	Proposal made by Laddcap to remove, without cause, M.S. Koly, Samuel Herschkowitz, M.D., Mark A. Corigliano, Daniel Isdaner and Victor Nevins, who collectively comprise all of the current directors of the Company, and any other person or persons (other than the persons elected pursuant to Laddcap’s proposed action by written consent) elected or appointed to the Board prior to the effectiveness of Laddcap’s proposals.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT’’ BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE:
PROPOSAL 2:	Proposal made by Laddcap to elect Jonathan A. Foltz, Michael Karpf, M.D., Robert B. Ladd, Paul William Frederick Nichols and Fred S. Zeidman to fill the vacancies resulting from Proposal 1.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT’‘ BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

PROPOSAL 3:	Proposal made by Laddcap to repeal each provision of the Company’s Bylaws or amendments of the Bylaws adopted after December 31, 2005 and before the effectiveness of proposals 1 and 2.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:                                                                   , 2006

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Title or Authority:

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

IMPORTANT

WE STRONGLY RECOMMEND THAT YOU REJECT LADDCAP AND ITS EFFORTS TO TAKE CONTROL OF YOUR COMPANY. FIRST, DO NOT SIGN LADDCAP’S BLUE CONSENT CARD. SECOND, IF YOU HAVE PREVIOUSLY SIGNED A BLUE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD CONSENT REVOCATION CARD IMMEDIATELY. FINALLY, IF YOU HAVE NOT SIGNED LADDCAP’S CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY SIGNING, DATING AND MAILING THE ACCOMPANYING GOLD CONSENT REVOCATION CARD. PLEASE ACT TODAY.

Your vote is important. If you have questions or need assistance in voting your shares, please call:

105 Madison Avenue
New York, NY 10016
Tel: (212) 929-5500
Fax: (212) 929-0308
Call Toll Free: 1-(800) 322-2885

PLEASE FAX YOUR GOLD CONSENT REVOCATION CARD TO: (212) 929-0308.